FORM 4 ☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
Investment Company Act of 1940

OMB APPROVAL
OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response. . . 0.5

1. Name and Address of Reporting Person * Bready Douglas G (Last) (First) (Middle) P.O. Box 4797 (Street) McAllen TX 78501 (City) (State) (Zip)	2. Issuer Name and Ticker or Trading Symbol Texas Regional Bancshares, Inc. TRBS 3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) ###-##-####

4. Statement for Month/Day/Year March 18, 2003 5. If Amendment, Date of Original (Month/Day/Year)

 6. Relationship of Reporting Person(s) to Issuer

(Check all applicable)

      Director

   X   Officer (give title below)

      10% Owner

      Other (specify below)

Banking Center President

 7. Individual or Joint/Group
     Filing (Check Applicable Line)

   X   Form filed by One Reporting Person

      Form filed by More than One Reporting Person

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	2A. Deemed Execution Date, if any (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Class A Voting Common	3/6/03		A		0.2553	(A)		29,986.7385	(I)	By Trustee of ESOP
Class A Voting Common	3/14/03		S		1,000	(D)	32.50	10,737	(D)
Class A Voting Common								1,366	(I)	By Trust for self IRA
Class A Voting Common								1,068	(I)	By Trust for Wife's IRA
Class A Voting Common								150	(I)	By Son
Class A Voting Common								7,500	(I)	By Wife

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/Day/ Year)	3A. Deemed Execution Date, if any (Month/Day/ Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10. Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
				Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
Option (right to buy)	22.08666							1-Jul 2001	15-Apr 2011	Class A Common Stock	2,475	(2)
Option (right to buy)	22.08666							1-Jul 2002	15-Apr 2011	Class A Common Stock	2,475	(2)
Option (right to buy)	22.08666							1-Jul 2003	15-Apr 2011	Class A Common Stock	2,475	(2)
Option (right to buy)	22.08666							1-Jul 2004	15-Apr 2011	Class A Common Stock	2,475	(2)
Option (right to buy)	31.10666							1-Aug 2002	31-May 2012	Class A Common Stock	900	(3)
Option (right to buy)	31.10666							1-Aug 2003	31-May 2012	Class A Common Stock	900	(3)
Option (right to buy)	31.10666							1-Aug 2004	31-May 2012	Class A Common Stock	900	(3)
Option (right to buy)	31.10666							1-Aug 2005	31-May 2012	Class A Common Stock	900	(3)
Option (right to buy)	31.10666							1-Aug 2002	31-May 2012	Class A Common Stock	900	(4)
Option (right to buy)	31.10666							1-Aug 2003	31-May 2012	Class A Common Stock	900	(4)
Option (right to buy)	31.10666							1-Aug 2004	31-May 2012	Class A Common Stock	900	(4)

Explanation of Responses:

(2)   Employee stock option granted under Texas Regional Bancshares, Inc. 2000 Incentive Stock Option Plan.

(3)   Employee stock option granted under Texas Regional Bancshares, Inc. 1997 Incentive Stock Option Plan.

(4)   Employee stock option granted under Texas Regional Bancshares, Inc. 2002 Nonstatutory Stock Option Plan.

** Signature of Reporting Person	Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/divisions/corpfin/forms/form4.htm

Last update: 09/05/2002

FORM 4 ☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
Investment Company Act of 1940

OMB APPROVAL
OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response. . . 0.5

1. Name and Address of Reporting Person * Bready Douglas G (Last) (First) (Middle) P.O. Box 4797 (Street) McAllen TX 78501 (City) (State) (Zip)	2. Issuer Name and Ticker or Trading Symbol Texas Regional Bancshares, Inc. TRBS 3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) ###-##-####

4. Statement for Month/Day/Year March 18, 2003 5. If Amendment, Date of Original (Month/Day/Year)

 6. Relationship of Reporting Person(s) to Issuer

(Check all applicable)

      Director

   X   Officer (give title below)

      10% Owner

      Other (specify below)

 7. Individual or Joint/Group
     Filing (Check Applicable Line)

   X   Form filed by One Reporting Person

      Form filed by More than One Reporting Person

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	2A. Deemed Execution Date, if any (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	(A) or (D)	Price

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/Day/ Year)	3A. Deemed Execution Date, if any (Month/Day/ Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10. Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
				Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
Option (right to buy)	31.10666							1-Aug 2005	31-May 2012	Class A Common Stock	900	(4)	17,100	(D)

Explanation of Responses: (4) Employee stock option granted under Texas Regional Bancshares, Inc. 2002 Nonstatutory Stock Option Plan.

/s/ Douglas G. Bready ** Signature of Reporting Person	March 18, 2003 Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/divisions/corpfin/forms/form4.htm

Last update: 09/05/2002